Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2008, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation 48, “Accounting for Uncertainty in Income Taxes”) included in the Annual Report of eLoyalty Corporation and Subsidiaries on Form 10-K for the year ended December 29, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of eLoyalty Corporation on Forms S-3 (File No. 333-138509, 333-70078, 333-1000051 and 333-70078) and Form S-8 (File No. 333-143114, 333-101031, 333-68530, 333-42284 and 333-96473).

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 11, 2008